Community Bank Shares of Indiana, Inc. reports 3rd quarter net income available to common shareholders of $2.0 million, or $0.60 per diluted common share and 4th quarter dividend

New Albany, Ind. (October 21, 2013) – Community Bank Shares of Indiana, Inc. reported third quarter net income available to common shareholders of $2.0 million and earnings per diluted common share of $0.60, an increase of 14.68% and 13.21% from the same periods in 2012, respectively. Net income available to common shareholders for the first nine months of 2013 was $5.6 million, a 10.67% increase from $5.1 million in 2012. The Company also announced today that on October 15, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.11 per share payable on November 22, 2013 to shareholders of record at the close of business on November 4, 2013.

“We are proud to once again announce strong quarterly net income, which is the direct result of a lower provision for loan losses for the quarter and an increase in net interest income. During the quarter we also completed the integration of First Federal, which has had a positive impact on our earnings. We are now focusing our efforts on growing our market share in Lexington and all the areas we serve,” stated James Rickard, President and Chief Executive Officer.

“We also continue to place emphasis on reducing our non-performing assets, which declined by almost $2 million during the third quarter. We have made substantial progress in this area since 2011, but will remain focused on reducing this number until we are back at pre-recession levels.”

The following points summarize significant financial information for the third quarter of 2013:

•	Net income available to common shareholders was $2.0 million.

•	Tangible book value per common share of $16.55 as of September 30, 2013.

•	Net interest margin, on a tax equivalent basis, of 4.47%, an increase from 3.96% for the same period in 2012 while net interest income also increased to $8.2 million from $7.1 million.

•	Provision for loan losses was $75,000, a decrease of $776,000 from the same quarter in 2012. The decrease was due to reduction in allocation for non-impaired loans.

•	Non-interest expense increased to $7.0 million from $5.7 million in 2012 due to additional expenses associated with the acquisition and integration of First Federal including new personnel and operational expense of operating three new branches.

The following points summarize significant financial information for the nine months ended September 30, 2013:

•	Net income available to common shareholders was $5.6 million, or $1.67 per diluted common share compared to $5.1 million and $1.52 for 2012.

•	Net interest margin, on a tax equivalent basis, of 4.26%, an increase from 4.10% for 2012 while net interest income also increased to $23.2 million from $21.7 million.

•	The Company recorded a bargain purchase gain of $1.9 million in the second quarter of 2013 from its FDIC assisted acquisition of First Federal Bank in Lexington, Kentucky on April 19, 2013. As a result of the transaction, the Company’s subsidiary, Your Community Bank, acquired assets of $93.6 million including loans of $63.6 million. The Company also assumed deposits of $87.0 million and FHLB advances of $4.4 million. More information about the First Federal acquisition can be found in the Company’s 8-K/A filed on July 3, 2013 with the U.S. Securities and Exchange Commission.

•	Provision for loan losses of $2.8 million as compared to $3.3 million in 2012. The provision for the first nine months of 2013 was mostly due to the downgrade of one commercial land development relationship which added $2.0 million to the allowance for loan losses during the second quarter.

•	Non-interest expenses increased in 2013 to $19.8 million due to integration and acquisition costs associated with First Federal.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	September 30,		June 30,
	2013	2012	2013
	(In thousands, except per share data)
Interest income	$8,732	$8,144	$8,375
Interest expense	504	1,000	539
Net interest income	8,228	7,144	7,836
Provision for loan losses	75	851	2,470
Non-interest income	1,580	1,779	3,969
Non-interest expense	7,034	5,677	6,711
Income before income taxes	2,699	2,395	2,624
Income tax expense	439	454	420
Net income	$2,260	$1,941	$2,204
Preferred stock dividends	(221)	(163)	(288)
Net income available to common shareholders	$2,039	$1,778	$1,916
Basic earnings per common share	$0.60	$0.53	$0.57
Diluted earnings per common share	$0.60	$0.53	$0.57

	Nine Months Ended
	September 30,
	2013	2012
	(In thousands, except per share data)
Interest income	$24,831	$24,937
Interest expense	1,681	3,209
Net interest income	23,150	21,728
Provision for loan losses	2,792	3,301
Non-interest income	6,973	6,066
Non-interest expense	19,831	17,536
Income before income taxes	7,500	6,957
Income tax expense	1,129	1,227
Net income	$6,371	$5,730
Preferred stock dividends	(730)	(633)
Net income available to common shareholders	$5,641	$5,097
Basic earnings per common share	$1.67	$1.52
Diluted earnings per common share	$1.67	$1.52

Credit quality metrics are as follows (in thousands):

		As of
	September 30, 2013	June 30, 2013	September 30, 2012
Loans on non-accrual status	$11,208	$12,972	$14,509
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	9,557	9,560	11,055
Total non-performing assets	$20,765	$22,532	$25,564
Non-performing assets to total assets	2.50%	2.69%	3.15%
Allowance for Loan Losses to Total Loans	1.73	1.76	3.07

The Company’s unaudited condensed consolidated balance sheets are as follows:

	September 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and due from financial institutions	$20,941	$19,039
Interest-bearing deposits in other financial institutions	10,087	32,305
Securities available for sale	194,839	251,205
Loans held for sale	363	1,225
Loans, net of allowance for loan losses of $9,509 and $8,762	538,604	456,827
Federal Home Loan Bank and Federal Reserve stock	5,990	5,998
Accrued interest receivable	3,160	3,014
Premises and equipment, net	18,674	14,094
Cash surrender value of life insurance	21,220	20,709
Other intangible assets	1,088	638
Foreclosed and repossessed assets	9,557	6,345
Other assets	6,662	8,101
Total Assets	$831,185	$819,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$177,766	$169,411
Interest-bearing	466,613	455,256
Total deposits	644,379	624,667
Other borrowings	39,063	45,500
Federal Home Loan Bank advances	40,000	40,000
Subordinated debentures	17,000	17,000
Accrued interest payable	103	177
Other liabilities	5,400	5,714
Total liabilities	745,945	733,058

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	85,240	86,442
Total Liabilities and Stockholders’ Equity	$831,185	$819,500

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2012 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375